                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                 --------------

                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b) (c) AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)

                              (Amendment No. )(1)

                             Rural/Metro Corporation
--------------------------------------------------------------------------------
                                (Name of Issuer)

                     Common Stock, Par Value $0.01 Per Share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    781748108
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                  April 7, 2006
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)
                                 --------------

Check the  appropriate box to designate the rule pursuant to which this Schedule is filed:

         / /     Rule 13d-1(b)

         /x/     Rule 13d-1(c)

         / /     Rule 13d-1(d)

--------
        (1)      The  remainder  of this  cover  page  shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities,  and for any subsequent  amendment  containing  information which would alter the disclosures provided in a prior cover page.

                 The  information  required in the  remainder of this cover page shall  not be  deemed  to be  "filed"  for  the  purpose  of  Section  18 of the
Securities  Exchange Act of 1934 or otherwise subject to the liabilities of that section  of the Act but  shall be  subject  to all other  provisions  of the Act
(however, SEE the NOTES).

----------------------                                    ----------------------
CUSIP No. 781748108                   13G                    Page 2 of 17 Pages
----------------------                                    ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    ACCIPITER LIFE SCIENCES FUND, LP
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         CITIZENSHIP OR PLACE OF ORGANIZATION

                    DELAWARE
--------------------------------------------------------------------------------
 NUMBER OF         5     SOLE VOTING POWER
   SHARES
BENEFICIALLY                  409,232 shares
  OWNED BY     -----------------------------------------------------------------
    EACH           6     SHARED VOTING POWER
 REPORTING
PERSON WITH                   0 shares
               -----------------------------------------------------------------
                   7     SOLE DISPOSITIVE POWER

                              409,232 shares
               -----------------------------------------------------------------
                   8     SHARED DISPOSITIVE POWER

                              0 shares
--------------------------------------------------------------------------------
     9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                    409,232 shares
--------------------------------------------------------------------------------
    10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
               SHARES*                                                       / /
--------------------------------------------------------------------------------
    11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                    1.7%
--------------------------------------------------------------------------------
    12         TYPE OF REPORTING PERSON*

                    PN
================================================================================

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP No. 781748108                   13G                    Page 3 of 17 Pages
----------------------                                    ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                     ACCIPITER LIFE SCIENCES FUND (OFFSHORE), LTD.
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         CITIZENSHIP OR PLACE OF ORGANIZATION

                    CAYMAN ISLANDS
--------------------------------------------------------------------------------
 NUMBER OF         5     SOLE VOTING POWER
   SHARES
BENEFICIALLY                  389,308 shares
  OWNED BY     -----------------------------------------------------------------
    EACH           6     SHARED VOTING POWER
 REPORTING
PERSON WITH                   0 shares
               -----------------------------------------------------------------
                   7     SOLE DISPOSITIVE POWER

                              389,308 shares
               -----------------------------------------------------------------
                   8     SHARED DISPOSITIVE POWER

                              0 shares
--------------------------------------------------------------------------------
     9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                    389,308 shares
--------------------------------------------------------------------------------
    10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
               SHARES*                                                       / /
--------------------------------------------------------------------------------
    11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                    1.6%
--------------------------------------------------------------------------------
    12         TYPE OF REPORTING PERSON*

                    OO
================================================================================

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP No. 781748108                   13G                    Page 4 of 17 Pages
----------------------                                    ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                     ACCIPITER LIFE SCIENCES FUND II, LP
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         CITIZENSHIP OR PLACE OF ORGANIZATION

                    DELAWARE
--------------------------------------------------------------------------------
 NUMBER OF         5     SOLE VOTING POWER
   SHARES
BENEFICIALLY                  260,533 shares
  OWNED BY     -----------------------------------------------------------------
    EACH           6     SHARED VOTING POWER
 REPORTING
PERSON WITH                   0 shares
               -----------------------------------------------------------------
                   7     SOLE DISPOSITIVE POWER

                              260,533 shares
               -----------------------------------------------------------------
                   8     SHARED DISPOSITIVE POWER

                              0 shares
--------------------------------------------------------------------------------
     9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                    260,533 shares
--------------------------------------------------------------------------------
    10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
               SHARES*                                                       / /
--------------------------------------------------------------------------------
    11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                    1.1%
--------------------------------------------------------------------------------
    12         TYPE OF REPORTING PERSON*

                    PN
================================================================================

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP No. 781748108                   13G                    Page 5 of 17 Pages
----------------------                                    ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                     ACCIPITER LIFE SCIENCES FUND II (OFFSHORE), LTD.
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         CITIZENSHIP OR PLACE OF ORGANIZATION

                    CAYMAN ISLANDS
--------------------------------------------------------------------------------
 NUMBER OF         5     SOLE VOTING POWER
   SHARES
BENEFICIALLY                  154,577 shares
  OWNED BY     -----------------------------------------------------------------
    EACH           6     SHARED VOTING POWER
 REPORTING
PERSON WITH                   0 shares
               -----------------------------------------------------------------
                   7     SOLE DISPOSITIVE POWER

                              154,577 shares
               -----------------------------------------------------------------
                   8     SHARED DISPOSITIVE POWER

                              0 shares
--------------------------------------------------------------------------------
     9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                    154,577 shares
--------------------------------------------------------------------------------
    10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
               SHARES*                                                       / /
--------------------------------------------------------------------------------
    11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                    0.6%
--------------------------------------------------------------------------------
    12         TYPE OF REPORTING PERSON*

                    OO
================================================================================

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP No. 781748108                   13G                    Page 6 of 17 Pages
----------------------                                    ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                     ACCIPITER LIFE SCIENCES FUND II (QP), LP
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         CITIZENSHIP OR PLACE OF ORGANIZATION

                    DELAWARE
--------------------------------------------------------------------------------
 NUMBER OF         5     SOLE VOTING POWER
   SHARES
BENEFICIALLY                  71,972 shares
  OWNED BY     -----------------------------------------------------------------
    EACH           6     SHARED VOTING POWER
 REPORTING
PERSON WITH                   0 shares
               -----------------------------------------------------------------
                   7     SOLE DISPOSITIVE POWER

                              71,972 shares
               -----------------------------------------------------------------
                   8     SHARED DISPOSITIVE POWER

                              0 shares
--------------------------------------------------------------------------------
     9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                    71,972 shares
--------------------------------------------------------------------------------
    10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
               SHARES*                                                       / /
--------------------------------------------------------------------------------
    11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                    0.3%
--------------------------------------------------------------------------------
    12         TYPE OF REPORTING PERSON*

                    PN
================================================================================

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP No. 781748108                   13G                    Page 7 of 17 Pages
----------------------                                    ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                     CANDENS CAPITAL, LLC
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         CITIZENSHIP OR PLACE OF ORGANIZATION

                    DELAWARE
--------------------------------------------------------------------------------
 NUMBER OF         5     SOLE VOTING POWER
   SHARES
BENEFICIALLY                  0 shares
  OWNED BY     -----------------------------------------------------------------
    EACH           6     SHARED VOTING POWER
 REPORTING
PERSON WITH                   741,737 shares
               -----------------------------------------------------------------
                   7     SOLE DISPOSITIVE POWER

                              0 shares
               -----------------------------------------------------------------
                   8     SHARED DISPOSITIVE POWER

                              741,737 shares
--------------------------------------------------------------------------------
     9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                    741,737 shares
--------------------------------------------------------------------------------
    10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
               SHARES*                                                       / /
--------------------------------------------------------------------------------
    11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                    3.0%
--------------------------------------------------------------------------------
    12         TYPE OF REPORTING PERSON*

                    OO
================================================================================

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP No. 781748108                   13G                    Page 8 of 17 Pages
----------------------                                    ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                     ACCIPITER CAPITAL MANAGEMENT, LLC
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         CITIZENSHIP OR PLACE OF ORGANIZATION

                    DELAWARE
--------------------------------------------------------------------------------
 NUMBER OF         5     SOLE VOTING POWER
   SHARES
BENEFICIALLY                  0 shares
  OWNED BY     -----------------------------------------------------------------
    EACH           6     SHARED VOTING POWER
 REPORTING
PERSON WITH                   543,885 shares
               -----------------------------------------------------------------
                   7     SOLE DISPOSITIVE POWER

                              0 shares
               -----------------------------------------------------------------
                   8     SHARED DISPOSITIVE POWER

                              543,885 shares
--------------------------------------------------------------------------------
     9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                    543,885 shares
--------------------------------------------------------------------------------
    10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
               SHARES*                                                       / /
--------------------------------------------------------------------------------
    11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                    2.2%
--------------------------------------------------------------------------------
    12         TYPE OF REPORTING PERSON*

                    OO
================================================================================

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP No. 781748108                   13G                    Page 9 of 17 Pages
----------------------                                    ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                     GABE HOFFMAN
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         CITIZENSHIP OR PLACE OF ORGANIZATION

                    USA
--------------------------------------------------------------------------------
 NUMBER OF         5     SOLE VOTING POWER
   SHARES
BENEFICIALLY                  0 shares
  OWNED BY     -----------------------------------------------------------------
    EACH           6     SHARED VOTING POWER
 REPORTING
PERSON WITH                   1,285,622 shares
               -----------------------------------------------------------------
                   7     SOLE DISPOSITIVE POWER

                              0 shares
               -----------------------------------------------------------------
                   8     SHARED DISPOSITIVE POWER

                              1,285,622 shares
--------------------------------------------------------------------------------
     9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                    1,285,622 shares
--------------------------------------------------------------------------------
    10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
               SHARES*                                                       / /
--------------------------------------------------------------------------------
    11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                    5.3%
--------------------------------------------------------------------------------
    12         TYPE OF REPORTING PERSON*

                    IN
================================================================================

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP No. 781748108                   13G                    Page 10 of 17 Pages
----------------------                                    ----------------------

Item 1(a).        Name of Issuer:

                  Rural/Metro Corporation

Item 1(b).        Address of Issuer's Principal Executive Offices:

                  9221 East Via de Ventura
                  Scottsdale, Arizona  85258

Item 2(a).        Name of Person Filing:

                  This  statement is jointly  filed by Accipiter  Life  Sciences
                  Fund, LP, a Delaware limited partnership  ("ALSF"),  Accipiter
                  Life Sciences Fund (Offshore),  Ltd., a Cayman Islands company
                  ("Offshore"),  Accipiter Life Sciences Fund II, LP, a Delaware
                  limited partnership ("ALSF II"),  Accipiter Life Sciences Fund
                  II (Offshore), Ltd., a Cayman Islands Company ("Offshore II"),
                  Accipiter Life Sciences Fund II (QP),  LP, a Delaware  limited partnership ("QP II"),  Accipiter Capital  Management,  LLC, a
                  Delaware limited  liability  company  ("Management"),  Candens
                  Capital, LLC, a Delaware limited liability company ("Candens")
                  and Gabe  Hoffman  (together  with  ALSF,  ALSF II,  Offshore,
                  Offshore II, QP II,  Management  and Candens,  the  "Reporting
                  Person").  Because  Gabe  Hoffman  is the  managing  member of
                  Candens (Gabe Hoffman and Candens are hereinafter  referred to as the "Domestic Controlling  Persons"),  which in turn is the general  partner of ALSF,  ALSF II and QP II, and because Gabe
                  Hoffman is the managing member of Management (Gabe Hoffman and
                  Management  are  hereinafter   referred  to  as  the  "Foreign
                  Controlling Persons"), which in turn is the investment manager of Offshore and Offshore II, the Domestic  Controlling Persons
                  and Foreign  Controlling  Persons  may be deemed,  pursuant to
                  Rule 13d-3 of the Securities  Exchange Act of 1934, as amended
                  (the  "Act"),  to be the  beneficial  owners of all  shares of
                  Common Stock held by ALSF, ALSF II, Offshore,  Offshore II and
                  QP II. The Reporting  Persons are filing this joint statement, as they may be considered a "group" under Section  13(d)(3) of the Act. However, neither the fact of this filing nor anything contained  herein  shall be deemed to be an  admission  by the
                  Reporting Persons that such a group exists.

Item 2(b).        Address of Principal Business Office or, if None, Residence:

                  399 Park Avenue, 38th Floor
                  New York, New York 10022

Item 2(c).        Citizenship:

                  ALSF,  ALSF II, QP II,  Candens and  Management  are organized under the laws of the State of Delaware. Offshore and Offshore
                  II are organized  under the laws of the Cayman  Islands.  Gabe
                  Hoffman is a citizen of the United States of America.

Item 2(d).        Title of Class of Securities:

                  Common Stock

----------------------                                    ----------------------
CUSIP No. 781748108                   13G                    Page 11 of 17 Pages
----------------------                                    ----------------------

Item 2(e).        CUSIP Number:

                  781748108

Item 3.           If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-
                  2(b) or (c), Check Whether the Person Filing is a:

                  /X/   Not Applicable

         (a)      / /   Broker  or dealer  registered  under  Section  15 of the
                        Exchange Act.

         (b)      / /   Bank as defined in Section 3(a)(6) of the Exchange Act.

         (c)      / /   Insurance  company as defined in Section 3(a)(19) of the
                        Exchange Act.

         (d)      / /   Investment  company  registered  under  Section 8 of the
                        Investment Company Act.

         (e)      / /   An   investment   adviser   in   accordance   with  Rule
                        13d-1(b)(1)(ii)(E).

         (f)      / /   An employee benefit plan or endowment fund in accordance
                        with Rule 13d-1(b)(1)(ii)(F).

         (g)      / /   A parent holding company or control person in accordance
                        with Rule 13d-1(b)(1)(ii)(G).

         (h)      / /   A savings  association as defined in Section 3(b) of the
                        Federal Deposit Insurance Act.

         (i)      / /   A church plan that is excluded from the definition of an
                        investment   company  under  Section   3(c)(14)  of  the
                        Investment Company Act.

         (j)      / /   Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

Item 4.           Ownership

                  The  percentages  reported  herein  are  calculated  based  on
                  24,399,515  shares of Common Stock  outstanding as of February
                  6, 2006,  as reported in the Issuer's Form 10-Q filed with the
                  Securities and Exchange Commission on February 9, 2006.

                  See Cover Pages Items 5-11.

Item 5.           Ownership of Five Percent or Less of a Class.

                  If this statement is being filed to report the fact that as of the date hereof the reporting  person has ceased to be the  beneficial  owner of more than five percent of the class of securities, check the following [].

Item 6.           Ownership of More than Five Percent on Behalf of Another Person.

                  Not Applicable

----------------------                                    ----------------------
CUSIP No. 781748108                   13G                    Page 12 of 17 Pages
----------------------                                    ----------------------

Item 7.           Identification  and  Classification  of the  Subsidiary  Which
                  Acquired the Security  Being Reported on by the Parent Holding
                  Company or Control Person.

                  Not Applicable

Item 8.           Identification and Classification of Members of the Group.

                  See Exhibit A.

Item 9.           Notice of Dissolution of Group.

                  Not Applicable

Item 10.          Certifications.

                  By signing  below I certify  that, to the best of my knowledge and belief, the securities  referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing  the control of the  issuer  of the  securities  and  were  not  acquired  and are  not  held in connection  with or as a participant in any  transaction  having that purpose or effect.

----------------------                                    ----------------------
CUSIP No. 781748108                   13G                    Page 13 of 17 Pages
----------------------                                    ----------------------

                                    SIGNATURE

                  After  reasonable  inquiry and to the best of my knowledge and belief,  I certify  that the  information  set forth in this  statement is true, complete and correct.

Dated:   April 17, 2006                 ACCIPITER LIFE SCIENCES FUND, LP

                                        By: Candens Capital, LLC
                                            its general partner

                                        By: /s/ Gabe Hoffman
                                            -----------------------------------
                                            Gabe Hoffman, Managing Member

                                        ACCIPITER LIFE SCIENCES FUND II, LP

                                        By: Candens Capital, LLC
                                            its general partner

                                        By: /s/ Gabe Hoffman
                                            -----------------------------------
                                            Gabe Hoffman, Managing Member

                                        ACCIPITER LIFE SCIENCES FUND
                                        (OFFSHORE), LTD.

                                        By: Accipiter Capital Management, LLC
                                            its investment manager

                                        By: /s/ Gabe Hoffman
                                            -----------------------------------
                                            Gabe Hoffman, Managing Member

                                        ACCIPITER LIFE SCIENCES FUND II
                                        (OFFSHORE), LTD.

                                        By: Accipiter Capital Management, LLC
                                            its investment manager

                                        By: /s/ Gabe Hoffman
                                            -----------------------------------
                                            Gabe Hoffman, Managing Member

----------------------                                    ----------------------
CUSIP No. 781748108                   13G                    Page 14 of 17 Pages
----------------------                                    ----------------------

                                        ACCIPITER LIFE SCIENCES FUND II (QP), LP

                                        By: Candens Capital, LLC
                                            its general partner

                                        By: /s/ Gabe Hoffman
                                            -----------------------------------
                                            Gabe Hoffman, Managing Member

                                        ACCIPITER CAPITAL MANAGEMENT, LLC

                                        By: /s/ Gabe Hoffman
                                            -----------------------------------
                                            Gabe Hoffman, Managing Member

                                        CANDENS CAPITAL, LLC

                                        By: /s/ Gabe Hoffman
                                            -----------------------------------
                                            Gabe Hoffman, Managing Member

                                        /s/ Gabe Hoffman
                                        ---------------------------------------
                                        GABE HOFFMAN

----------------------                                    ----------------------
CUSIP No. 781748108                   13G                    Page 15 of 17 Pages
----------------------                                    ----------------------

                                  EXHIBIT INDEX

        The following document is filed herewith:

        (a)     Joint Filing Agreement dated as of April 17, 2006 among
                Accipiter Life Sciences Fund, LP, Accipiter Life Sciences Fund
                II, LP, Accipiter Life Sciences Fund (Offshore), Ltd., Accipiter
                Life Sciences Fund II (Offshore), Ltd., Accipiter Life Sciences
                Fund II (QP), LP, Accipiter Capital Management, LLC, Candens
                Capital, LLC and Gabe Hoffman.

----------------------                                    ----------------------
CUSIP No. 781748108                   13G                    Page 16 of 17 Pages
----------------------                                    ----------------------

                                    EXHIBIT A

                             JOINT FILING AGREEMENT

         The  undersigned  hereby agree that the Statement on Schedule 13G dated
April 17,  2006 with  respect  to the  shares  of  Common  Stock of  Rural/Metro
Corporation and any further  amendments  thereto executed by each and any of the undersigned shall be filed on behalf of each of the undersigned  pursuant to and in accordance  with the  provisions  of Rule  13d-1(k)(1)  under the  Securities
Exchange Act of 1934, as amended.

Dated:   April 17, 2006                 ACCIPITER LIFE SCIENCES FUND, LP

                                        By: Candens Capital, LLC
                                            its general partner

                                        By: /s/ Gabe Hoffman
                                            -----------------------------------
                                            Gabe Hoffman, Managing Member

                                        ACCIPITER LIFE SCIENCES FUND II, LP

                                        By: Candens Capital, LLC
                                            its general partner

                                        By: /s/ Gabe Hoffman
                                            -----------------------------------
                                            Gabe Hoffman, Managing Member

                                        ACCIPITER LIFE SCIENCES FUND
                                        (OFFSHORE), LTD.

                                        By: Accipiter Capital Management, LLC
                                            its investment manager

                                        By: /s/ Gabe Hoffman
                                            -----------------------------------
                                            Gabe Hoffman, Managing Member

                                        ACCIPITER LIFE SCIENCES FUND II
                                        (OFFSHORE), LTD.

                                        By: Accipiter Capital Management, LLC
                                            its investment manager

                                        By: /s/ Gabe Hoffman
                                            -----------------------------------
                                            Gabe Hoffman, Managing Member

----------------------                                    ----------------------
CUSIP No. 781748108                   13G                    Page 17 of 17 Pages
----------------------                                    ----------------------

                                        ACCIPITER LIFE SCIENCES FUND II (QP), LP

                                        By: Candens Capital, LLC
                                            its general partner

                                        By: /s/ Gabe Hoffman
                                            -----------------------------------
                                            Gabe Hoffman, Managing Member

                                        ACCIPITER CAPITAL MANAGEMENT, LLC

                                        By: /s/ Gabe Hoffman
                                            -----------------------------------
                                            Gabe Hoffman, Managing Member

                                        CANDENS CAPITAL, LLC

                                        By: /s/ Gabe Hoffman
                                            -----------------------------------
                                            Gabe Hoffman, Managing Member

                                        /s/ Gabe Hoffman
                                        ---------------------------------------
                                        GABE HOFFMAN